SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): Oct. 18, 1995


                          The Stanley Works
               (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(203) 225-5111




                         Not Applicable
   (Former name or former address, if changed since last report)











                               Page 1 of 13 pages
                    Exhibit Index is located on Page 4

     Item 5.   Other Events.


               1. On October 18, 1995, the Registrant issued a press release.

               Attached as Exhibit (20)(i) is a copy of the Registrant's press release. This Exhibit is incorporated herein by reference.



     Item 7.   Financial Statements, Pro Forma Financial
               Information and Exhibits.


          (c)  (20)(i)   Press release dated October 18, 1995
                         announcing Stanley s third quarter
                         operating results including
                         restructuring charges.



































                               Page 2 of 13

                                SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized



                                   THE STANLEY WORKS



Date: October 18, 1995             By:  Stephen S. Weddle
                                   Name:     Stephen S. Weddle
                                   Title:    Vice President,
                                             General Counsel
                                             and Secretary

































                               Page 3 of 13


                               EXHIBIT INDEX

                        Current Report on Form 8-K
                          Dated October 18, 1995



          Exhibit No.                                  Page

          (20)(i)                                        5











































                               Page 4 of 13
                                                       Exhibit (20)(i)


FOR IMMEDIATE RELEASE                            October 18, 1995

STANLEY THIRD QUARTER OPERATING RESULTS INCLUDE
RESTRUCTURING CHARGES

New Britain, Connecticut (NYSE:SWK) ... The Stanley Works today reported third quarter operating profits together with charges related to the initial phase of recently announced restructuring plans which resulted in a net loss for the quarter. Richard H. Ayers, Chairman and Chief Executive Officer stated, "We believe Stanley shareholders will be pleased with these actions to establish a more cost-effective base upon which to grow future sales and profits. Our ability to return superior value over the long run is dependent on taking these aggressive actions."

Commenting on quarterly sales Mr. Ayers continued, "The abrupt downturn in the U.S. consumer and construction markets experienced last quarter continued to dampen sales growth and profitability in the third quarter. Net sales of $656 million were 4% higher than the prior year's quarter. Volume growth contributed 2% as a result of strength in our European markets and our engineered tool category in the U.S., both of which offset the lackluster sales activity in U.S. consumer markets. Price increases added 2% to sales."

Gross margins were 31.7% compared with 32.7% reported in the third quarter last year. Margins continued to be affected by costs associated with the closure and integration of manufacturing facilities at our Mechanics Tools division. In addition, our efforts to control inventories resulted in the underabsorption of factory overheads. To a lesser extent, margins were also affected by the competitive pricing environment in U.S. markets.

Operating expenses were 22.6% up from 22.1% last year. Included in third quarter operating expenses were approximately $2.6 million of charges for strategic consulting work related to the company's planning and implementation of restructuring activities.

Other-net was  $3.7 million compared with $9.1 million last year.
The prior year included charges associated with divestiture activity in the quarter as well as higher foreign currency transaction losses and environmental expenses.

Restructuring charges of $41.5 million, or $.71 per share, were also reported as part of third quarter operating results. Included in these charges were $30.4 million for the closure of manufacturing and distribution operations which will ultimately

                               Page 5 of 13
result in a workforce reduction of about 450 people. Also included were approximately $11.1 million in charges to reduce the book value of assets associated with underperforming businesses.

Tax expense of $8.6 million reflected the non-deductibility of costs included in the restructuring charge. Excluding these items, the effective tax rate was approximately 38% compared with 37.5% in the prior year.

As a result of the restructuring charges, a net loss for the quarter of $1.7 million, or $.04 per share, was reported compared with net earnings of $32.2 million, or $.72 per share, in the third quarter 1994. Net sales for the first nine months of 1995 were $2.0 billion, up 6% over prior year sales of $1.8 billion. Net earnings for the nine month period, including restructuring charges, were $58.5 million, or $1.32 per share, compared with $91.5 million, or $2.04 per share, in the prior year period.

Net sales for the Tools segment in the third quarter were up 4% over the prior year. Volume and price contributed equally to the increase. Operating margins, excluding charges related to restructuring, were 10.8% in the current quarter, compared with margins of 11.5% reported in the prior year. Operating margins would have been similar to last year without the effects of Mechanics Tools manufacturing integration costs.

Net sales in the Hardware segment increased by 2%, almost entirely the result of price increases. Operating margins declined from 9.7% to 6.4%, excluding the effects of restructuring, and reflected weakness in the Canadian and European home decor markets as well as continued weakness in the U.S. hardware market. Additionally, unrecovered cost increases experienced in certain raw materials, especially corrugated packaging, depressed margins.

Net sales in the Specialty Hardware segment increased 2%, with price and volume each adding 1%. Operating margins were 9.5%, without restructuring related charges, comparable to 9.2% reported in the prior year.

Within our geographic regions, net sales in the U.S. increased by 4%. Volume contributed 3% and price added 1%. Excluding restructuring charges, operating margins declined to 10.7% from 11.9% in the prior year. European markets continued to be strong with net sales increasing 15%, with 7% from volume growth. Price increases added 2% to sales, currency added 5% and the net effect of recent acquisitions added 1%. European operating margins, excluding restructuring charges, were 10.1%, improved from prior year margins of 8.7%. Net sales in Other Areas declined 10%, entirely from volume, due to weakness in Canadian, Mexican and


                               Page 6 of 13
Australian markets. Operating margins, as a result, decreased to 6.2% from 8.6%.

Mr. Ayers stated, "While we would like to be encouraged by the recent rebound in U.S. housing starts and sales of existing homes, consumer activity at retail remains weak compared with last year. We continue to see internal growth from our European businesses coupled with positive translation from stronger European currencies. However, significant weakness remains in our Canadian, Mexican and Australian markets with no appreciable improvement in sight. These trends may continue for the next three to six months. We recognized these developments in the second quarter and have been taking the actions necessary to reduce costs and control inventories."

He concluded, "Internally, we will continue to focus on our restructuring plans in the fourth quarter and beyond. As previously announced, a charge for a salaried workforce reduction of approximately 350 employees together with additional restructuring charges will be included in the fourth quarter. We believe the actions we have taken and will take in the future will provide us with long-term growth and enhanced value for our shareholders."

CONTACT:  Patricia McLean
          Manager, Corporate Communications
          (203) 827-3833

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                             (Millions of Dollars)

                                    THIRD QUARTER         NINE MONTHS
                                    1995     1994        1995      1994

  Net Sales                     $  655.7 $  632.6   $ 1,954.5 $ 1,847.1

  Costs and Expenses
       Cost of sales               448.0    425.7     1,329.2   1,238.7
       Selling, general and
          administrative           148.0    139.5       443.9     412.7
       Interest - net                7.6      6.9        23.2      22.1
       Other - net                   3.7      9.1        12.7      26.9
       Restructuring                41.5        -        41.5         -
                                  -------  -------    --------  --------
                                   648.8    581.2     1,850.5   1,700.4
                                  -------  -------    --------  --------
  Earnings Before Income Taxes       6.9     51.4       104.0     146.7

  Income Taxes                       8.6     19.2        45.5      55.2
                                  -------  -------    --------  --------

  Net Earnings (Loss)           $   (1.7)$   32.2   $    58.5 $    91.5
                                  =======  =======    ========  ========
  Net Earnings (Loss) Per Share
       of Common Stock          $  (0.04)$   0.72   $    1.32 $    2.04
                                  =======  =======    ========  ========

  Dividends per share           $   0.36 $   0.35   $    1.06 $    1.03


  Average shares outstanding      44,290   44,838      44,359    44,810
       (in thousands)

  See notes to consolidated financial statements.

                       THE STANLEY WORKS AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (Millions of Dollars)

                                                  September 30  October 1
                                                        1995       1994
    ASSETS
    Cash and cash equivalents                       $    48.5  $    38.8
    Accounts receivable                                 453.4      439.0
    Inventories                                         391.1      370.7
    Other current assets                                 35.6       33.9
                                                      -------    -------
      Total current assets                              928.6      882.4

    Property, plant and equipment                       543.0      561.8
    Goodwill and other intangibles                      145.8      168.0
    Other assets                                         83.8       86.2
                                                      -------    -------
                                                    $ 1,701.2  $ 1,698.4
                                                      =======    =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term borrowings                           $   112.6  $   103.4
    Accounts payable                                     98.9      102.0
    Accrued expenses                                    202.9      217.7
                                                      -------    -------
       Total current liabilities                        414.4      423.1

    Long-term debt                                      396.3      386.4
    Other long-term liabilities                         140.8      146.6
    Shareholders' equity                                749.7      742.3
                                                      -------    -------
                                                    $ 1,701.2  $ 1,698.4
                                                      =======    =======



   See notes to consolidated financial statements.

                        THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (Millions of Dollars)
                                              THIRD QUARTER   NINE MONTHS
                                               1995   1994   1995    1994
   Operating Activities
     Net Earnings (Loss)                     $ (1.7)$ 32.2 $  58.5 $  91.5
     Depreciation and amortization             21.0   19.7    63.7    62.5
     Restructuring charges                     41.5      -    41.5      -
     Other non-cash items                       0.5    7.0    13.6    23.5
     Changes in operating assets
        and liabilities                       (10.8) (39.1) (101.5) (124.1)
                                              ------ ------ ------  ------
     Net cash provided by
        operating activities                   50.5   19.8    75.8    53.4

   Investing Activities
     Capital expenditures                     (17.5) (17.5)  (44.7)  (48.6)
     Proceeds from sales of assets               .3    1.0      .6     7.4
     Business acquisitions                     (2.3)     -    (3.3)   (5.1)
     Other                                     (3.3)  (1.9)  (12.8)   (4.9)
                                              ------ ------ ------  ------
     Net cash used by
        investing activities                  (22.8) (18.4)  (60.2)  (51.2)

   Financing Activities
     Payments on long-term debt               (81.9)  (1.2)  (83.5)   (1.9)
     Proceeds from long-term borrowings        84.2      -    84.2       -
     Net short-term borrowings                (24.2)  17.1    18.3    51.6
     Proceeds from issuance of common stock     1.8    2.9     2.7     3.5
     Purchase of common stock for treasury     (2.3)  (1.2)  (12.5)   (2.0)
     Cash dividends on common stock            (0.7) (15.7)  (46.3)  (60.8)
                                              ------ ------ ------  ------
     Net cash provided (used) by
        financing activities                  (23.1)   1.9   (37.1)   (9.6)

   Effect of Exchange Rate Changes on Cash     (0.9)   1.7     0.7     2.5
                                              ------ ------ ------  ------
   Increase (decrease) in Cash and
      Cash Equivalents                          3.7    5.0   (20.8)   (4.9)

   Cash and Cash Equivalents,
      Beginning of Period                      44.8   33.8    69.3    43.7
                                              ------ ------ ------  ------
   Cash and Cash Equivalents,
      End of Third Quarter                   $ 48.5 $ 38.8 $  48.5 $  38.8
                                              ====== ======  ====== ======
    See notes to consolidated financial statements.

                     THE STANLEY WORKS AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CHANGES
                           IN SHAREHOLDERS' EQUITY
                             (Millions of Dollars)


                                                    NINE MONTHS
                                                  1995       1994


    Balance at beginning of year              $   744.2  $   680.9

    Net earnings                                   58.5       91.5

    Currency translation adjustment                (9.4)       6.1

    Cash dividends declared                       (46.6)     (46.2)

    Net common stock activity                      (4.0)       3.7

    ESOP debt                                       7.0        6.3
                                                --------    -------
    Balance at end of third quarter           $   749.7  $   742.3
                                                ========    =======


    See notes to consolidated financial statements.

                        THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                             (Millions of Dollars)

                                 THIRD QUARTER           NINE MONTHS
                                1995       1994        1995       1994
 INDUSTRY SEGMENTS
  Net Sales
   Tools
      Consumer              $   181.9  $   177.5   $   538.7  $   519.3
      Industrial                131.4      129.4       415.5      389.4
      Engineered                170.9      158.2       510.3      472.7
                              --------   --------    --------   --------
           Total Tools          484.2      465.1     1,464.5    1,381.4
   Hardware                      81.1       79.3       247.5      235.6
   Specialty Hardware            90.4       88.2       242.5      230.1
                              --------   --------    --------   --------
        Consolidated        $   655.7  $   632.6   $ 1,954.5  $ 1,847.1
                              ========   ========    ========   ========
 Operating Profit
   Tools                    $    20.7  $    53.6   $   131.6  $   161.3
   Hardware                      (0.9)       7.7        15.3       27.4
   Specialty Hardware             7.7        8.1        13.8       15.4
                              --------   --------    --------   --------
     Total                       27.5       69.4       160.7      204.1
   Net corporate expenses       (11.8)     (10.6)      (29.7)     (32.3)
   Interest expense              (8.8)      (7.4)      (27.0)     (25.1)
                              --------   --------    --------   --------
      Earnings before
        income taxes        $     6.9  $    51.4   $   104.0  $   146.7
                              ========   ========    ========   ========
  GEOGRAPHIC AREAS
  Net Sales
   United States            $   472.6  $   452.9   $ 1,393.2  $ 1,330.4
   Europe                       100.3       87.4       312.6      261.8
   Other Areas                   82.8       92.3       248.7      254.9
                              --------   --------    --------   --------
        Consolidated        $   655.7  $   632.6   $ 1,954.5  $ 1,847.1
                              ========   ========    ========   ========

 Operating Profit
   United States            $    19.1  $    53.9   $   116.3  $   156.1
   Europe                         3.3        7.6        27.4       25.3
   Other Areas                    5.1        7.9        17.0       22.7
                              --------   --------    --------   --------
        Total               $    27.5  $    69.4   $   160.7  $   204.1
                              ========   ========    ========   ========
   See notes to consolidated financial statements.

                       THE STANLEY WORKS AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


During the third quarter 1995, restructuring and other related charges totaling $44.1 million were incurred as part of the initial phase of the company's plan to aggressively reduce its cost structure and asset base. These charges reflected the decision to exit several small, underperforming businesses, such as shoe repair and generic fasteners; to close manufacturing operations related to other non-performing product lines; and to close three distribution centers as part of a plan to consolidate order and distribution management and facilities for North American consumer products. $30.4 million of the charge is related to the write-down of facilities and equipment, inventories and other assets and the accrual of related severance costs associated with these plans. In addition, a strategic reassessment based on revised operating plans was completed for several other small businesses resulting in an $11.1 million write-off of goodwill. Also included in the third quarter operating expenses were $2.6 million of charges for consulting work for planning and implementation of restructuring activities. Restructuring related charges of $31.5 million, $6.1 million and $.9 million were included in the Tools, Hardware and Specialty Hardware segments, respectively.